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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A
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                      [UNITED INVESTORS REALTY TRUST LOGO]


May 10, 2001

Dear Fellow Shareholders:

You may have recently received proxy solicitation materials from a group that calls itself the Committee to Restore Shareholder Value. These materials contain a number of statements and allegations that we think are misleading because they provide an incomplete description of the relevant circumstances.

 . The Board of Trust Managers of United Investors remains committed to achieving maximum shareholder value for all of our shareholders. As we have notified you previously, your Board has retained First Union to explore the sale of your company or its assets. We have made significant progress in this process. We want you to realize that value.

 . Unfortunately, every dollar this "committee" forces us to spend on defending against its litigation claims and responding to its disruptive and costly proxy battle diminishes the amount our shareholders may ultimately receive.

 . Even more frustrating, the Committee to Restore Shareholder Value intends to have your Company write a check to pay its members approximately $1,235,000 in their legal fees and expenses (out of United Investors assets) if its nominees are elected, further diminishing the potential returns to all shareholders, other than themselves.

Do these sound like the actions of a "committee" truly committed to restoring shareholder value? Send a message to this so-called committee. Sign, date, and return the enclosed WHITE proxy card today. If you have already returned the committee's green card, you may still support your current Board in its efforts to maximize the value of your shares by voting the enclosed WHITE card with a date later than that on the green card you returned. Only your latest dated proxy card will count.

We believe the Committee is presenting only part of the facts.

The comparisons the "committee" has made about our expense levels may appear to be confusing. However, please do not be misled. After investigation, it is easy to see that the "committee" has presented incomplete information. In order to keep this letter brief, we will highlight just a few important issues.

 .  First, they have compared our most recent annual results to the comparable
   1998 results. We did not go public until late in the first quarter of 1998, after which we began a rapid period of substantial growth. Since December 31, 1997 (our last quarter as a private company), our assets have grown by over 340% and our revenue has increased by over 320%.

   Based on that comparison, the increases in expenses that the "committee" questions are, in fact, right in line with the overall growth of our company.

 . Note that the legal fees and other expenses that Southwest Securities has incurred (and proposes to pass on to your company) in fact exceed the highest annual advisory fee ever paid by United Investors and represents a significant percentage of Southwest Securities' first quarter 2001 net income. Are these the sort of spending patterns you wish to endorse by electing the "committee's" nominees?

 . The direct relationship between the advisory fee and revenue growth should not surprise the members of the "committee." In fact, Southwest Securities, the apparent leader of the Committee, counseled us on the design of the advisory agreement as one of our lead IPO underwriters only three years ago. The only change we have made to the advisory agreement that Southwest Securities approved at that time has been to lower the charges from 6.8% to 6.5% of adjusted funds from operations.

                                                                (continued over)
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 .  Why doesn't Southwest Securities disclose that it helped design the structure it now criticizes, or that it was instrumental in taking United Investors public? We believe there is no legitimate reason to claim that this management structure, once so enthusiastically endorsed, is now "unconscionable."

 . The "committee" also failed to tell you that another of its nominees for Trust Manager, Deborah Friedland, was part of an investment banking group at another underwriter involved in United Investors' IPO. After her involvement with structuring our IPO and its management arrangements, Ms. Friedland rated United Investors a STRONG BUY for the entire time she recommended our shares.

What is the "committee's" plan for ALL of our shareholders?

In court filings, Southwest Securities has stated that, if the "committee's" nominees are elected, their new trust managers would hire yet more lawyers and investment bankers--that could include Southwest Securities or other related parties--for a costly and duplicative study of strategic alternatives.

What is the benefit to our shareholders (other than Southwest Securities) of United Investors paying Southwest Securities approximately $1,235,000 for fees and expenses that it incurred in a legal attack that is disrupting a process that is designed to bring maximum value to all of our shareholders in the foreseeable future? By the way, if the "committee's" demands are met, Southwest Securities, Inc. would receive approximately $2.59 per share in additional expense reimbursements that would otherwise be available to you and our other shareholders.

The "committee" is seeking to elect trust managers who now criticize the arrangements they endorsed in United Investors' IPO, seeking to pay Southwest Securities' legal fees and expenses out of United Investors assets, and seeking to start over the study of the same plan that we are close to completing after months of effort.

We think you will agree that the present plan, as executed by your Board of Trust Managers, is the clear choice. Please sign, date, and return the enclosed WHITE proxy card today. If you have any questions, please call our proxy solicitor, Georgeson Shareholder, at (888) 365-9189.

                                          Sincerely,

                                          Your Board of Trust Managers,

                                          /s/ Robert W. Scharar

                                          /s/ W. Lowry Barfield

                                          /s/ William C. Brooks

                                          /s/ E. Rhett Buck

                                          /s/ William G. Nolen

                                          /s/ Jose C. Hermans